Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 6, 2022

Registration Statement No. 333-249515-07

$1.186+bln GM Financial Consumer Automobile Receivables Trust (GMCAR) 2022-3

Jt-Leads : BofA (struc), CA, MUFG, Wells

Co-Managers : CIBC, Lloyds, RBC, TD. Selling group: Great Pacific.

CLS	SZ ($mm)*	WAL	MDY/F	PWIN	EXP FINAL	LEGAL FINAL	BENCH	YIELD	PRICE	CPN
===============================================================================================================

A-1	231.810	0.26	P-1/F1+	1-6	1/23	7/17/23	I-CRV + 46	2.366	100.00000	2.366
A-2A	256.690	1.10	Aaa/AAA	6-21	4/24	9/16/25	I-CRV + 73	3.526	99.99955	3.50
A-2B	171.140	1.10	Aaa/AAA	6-21	4/24	9/16/25	SOFR30A + 60		100.00000
A-3	356.200	2.40	Aaa/AAA	21-38	9/25	4/16/27	I-CRV + 70	3.668	99.99931	3.64
A-4	133.300	3.52	Aaa/AAA	38-44	3/26	12/16/27	I-CRV + 77	3.741	99.99280	3.71
B	19.530	3.68	Aa2/AA	44-44	3/26	2/16/28	I-CRV + 150	4.470	99.96968	4.42
C	18.300	3.68	A2/A	44-44	3/26	3/16/28	I-CRV + 180	4.770	99.98888	4.72
D	15.270	RETAINED

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BILL & DELIVER:	BofA	BBG TICKER:	GMCAR 22-3 SSAP: FRMC
EXPECTED RATINGS:	Moody’s/Fitch	FORMAT:	SEC Registered
EXPECTED SETTLE:	7/13/22	FIRST PAY DATE:	8/16/22
ERISA ELIGIBLE:	Yes	PXG SPEED:	1.3% ABS to 10% Call
DENOMS:	$1k x $1K

CUSIPS

A1    36265WAA1

A2A    36265WAB9

A2B    36265WAC7

A3    36265WAD5

A4    36265WAE3

B    36265WAF0

C    36265WAG8

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.